Exhibit 99.1

VIP Play, Inc. and Kambi Group agree to multi-year online sportsbook partnership

VIP Play, Inc. (OTC:VIPZ) has chosen Kambi Group to power their sportsbook in Tennessee (currently operating as ZenSports) and in additional US states as VIP Play, Inc. continues with expansion into the US online gambling market.

VIP Play, Inc. (OTC:VIPZ), an innovative mobile gambling operator within the US online gambling market, has signed a multi-year agreement with the Kambi Group to power their sportsbook growth in Tennessee and in future markets.

VIP Play, Inc. (formerly known as KeyStar Corp.) acquired the assets of the ZenSports platform in 2022, and has operated in Tennessee as ZenSports since July 2023. VIP Play, Inc. boasts an innovative understanding of sports wagering and expects to use the Kambi Turnkey Sportsbook, in addition to their own proprietary technology, to build an entirely customised version of the Kambi platform compared to what is available in the industry today.

Under the terms of the agreement, VIP Play, Inc. will upgrade its current mobile sportsbook offering by leveraging Kambi’s cutting-edge Turnkey Sportsbook solution, proven to deliver speed, stability and flexibility in highly competitive markets across the globe. VIP Play, Inc. aims to utilise Kambi’s comprehensive sportsbook solution to create a premium, customer-centric experience by delivering an interactive front end inclusive of market-leading customer acquisition tools. VIP Play, Inc. will also offer iCasino services in permitted US states.

Bruce Cassidy, VIP Play, Inc. CEO & Chairman of the Board, said: “This partnership with Kambi is a pivotal step for VIP Play, Inc. as we work towards establishing a premier sportsbook presence in the US. Kambi’s market-leading technology, and our internal ability to build proprietary technology on top of the Kambi platform, will enable us to deliver a first-class, interactive sports betting experience and a mutually beneficial partnership for years to come.”

Werner Becher, Kambi Group CEO, said: “We are excited to welcome VIP Play, Inc. to the Kambi network as they adopt our trusted Turnkey Sportsbook solution. They have ambitious growth goals, and we look forward to supporting these efforts with Kambi’s market-leading sportsbook technology and services. This collaboration exemplifies our commitment to empowering operators focused on creating innovative, customer-centred experiences.”

For further information, please contact:

Jim Mackey

Chief Financial Officer

jim@vipplayinc.com

Bruce Cassidy

Chief Executive Officer & Chairman of Board

bruce@vipplayinc.com

About VIP Play, Inc.

VIP Play, Inc. (OTC:VIPZ) is an online gaming operator, currently doing business in the state of Tennessee as ZenSports. VIP Play, Inc. aims to revolutionize the sports betting industry through product differentiation and engaging marketing, exemplified by their proprietary customer centric wagering technology and the recently-launched Big Game Sweepstakes, a sweepstakes-style promotion in November, exclusive to Tennessee sports bettors.

VIP Play, Inc. is excited to continue innovating within the online gaming industry and to build their own technology in coordination with Kambi Group to build never-seen-before features, offerings, and marketing to the US gambling industry.

About Kambi Group

Kambi Group is the industry’s trusted provider of a range of sports betting services to licensed B2C gaming operators. Kambi Group operates four product-led divisions: leading sportsbook and odds feed provider Kambi Sportsbook, esports data and odds supplier Abios, front end technology experts Shape Games and cutting-edge AI trading division Tzeract. Kambi Group’s partners include ATG, Bally’s Corporation, Corredor Empresarial, Kindred Group, LeoVegas, LiveScore, Rush Street Interactive and Svenska Spel. Kambi Group employs more than 1,000 staff across offices in Malta (headquarters), Australia, Denmark, Philippines, Romania, Sweden, the UK and the United States. Kambi utilises a best of breed security approach and is ISO 27001 and eCOGRA certified. Kambi Group plc is listed on Nasdaq First North Growth Market under the symbol “KAMBI”. The Company’s Certified Advisor is Redeye AB.